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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)

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                                                                           FOR THE THREE MONTHS ENDED
                                                                ----------------------------------------------
                                                                       May                            May
                                                                    31, 1999                       31, 1998
                                                                ---------------               ----------------
BASIC EARNINGS:
---------------

NET INCOME                                                        $ 1,526,847                    $ 1,121,351
                                                                ===============               ================

Weighted average number of common shares outstanding                8,753,076                      8,753,076
                                                                ---------------               ----------------

BASIC EARNINGS PER COMMON SHARE                                      $.17                           $.13
                                                                     ====                           ====


DILUTED EARNINGS:
-----------------

  Net income                                                      $ 1,526,847                    $ 1,121,351

  Net (after tax) interest expense related to convertible debt         85,000                         85,000
                                                                ---------------               ----------------

NET INCOME AS ADJUSTED                                            $ 1,611,847                    $ 1,206,351
                                                                ===============               ================

SHARES:

  Weighted average number of common shares outstanding              8,753,076                      8,753,076

        Stock options                                               1,924,950                      1,361,450

  Assuming conversion of convertible debt                             784,333                        784,333
                                                                ---------------               ----------------

  Weighted average number of common shares outstanding
    as adjusted                                                    11,462,359                     10,898,859
                                                                ===============               ================

DILUTED EARNINGS PER COMMON SHARE                                    $.14                           $.11
                                                                     ====                           ====
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